BARNES GROUP INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
as amended and restated effective April 1, 2012 PREAMBLE

This Supplemental Executive Retirement Plan (the “Plan”) was amended by the Board of Directors of the Company on May 16, 1997 and December 31, 2007. It was further amended effective as of May 30, 2008, January 1, 2009, February 8, 2010 and
April 1, 2012.

The amendments to the Plan that were adopted on December 31, 2007 were not intended to enhance (within the meaning of Treasury Regulation section 1.409A-6(a)(4)) any benefit or right existing under the Plan on or before that date, and the Plan as amended on December 31, 2007 was to be administered, interpreted and construed accordingly. To the extent that prior to May 30, 2008 any benefits under the Plan as modified or supplemented (if at all) by any written individual agreement with a participant were “grandfathered” from Section 409A of the Code (i.e., were compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance), such benefits shall be determined in accordance with, and be governed exclusively by, the provisions of the Plan as in effect before May 30, 2008 and such individual agreement, if applicable. To the extent that any benefits under the Plan were not “grandfathered” from Section 409A of the Code prior to May 30, 2008, and to the extent that any benefits are accrued under the Plan on and after that date, then effective January 1, 2009, such benefits shall be determined in accordance with, and be governed by, the provisions of the Plan as amended and in effect from time to time on and after January 1, 2009.

Notwithstanding the preceding sentence, the provisions of the Plan as amended and in effect from time to time on and after January 1, 2009 applicable to the computation of benefits, to the commencement date of such benefits, and to the time and form of payment, as well as any other provisions of the Plan as so amended that are impossible or impracticable to apply to benefits already in pay status, shall not apply to benefits in pay status prior to January 1, 2009, to the extent such provisions are not required to apply pursuant to guidance prescribed by the Treasury Department under Section 409A of the Internal Revenue Code (including, but not limited to, section XII.F of the preamble to the final regulations under such Section 409A and section 3.02 of IRS Notice 2007-86); rather, the applicable terms of the Plan in effect prior to January 1, 2009, as modified or supplemented (if at all) by any written individual agreement with a participant in accordance with Section 409A of the Internal Revenue Code and Treasury Department

guidance thereunder, construed and supplemented as necessary in accordance with the applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, shall apply to such benefits. To the extent permissible under applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, this paragraph also shall apply to benefits not yet in pay status prior to January 1, 2009 but with respect to which all events necessary to receive the payment have occurred before January 1, 2009. For the avoidance of doubt, this paragraph shall not apply to any benefits to which the fourth sentence of this Preamble (relating to “grandfathered” benefits) applies.

This Plan was amended and restated effective April 1, 2012, to terminate eligibility for benefits hereunder except with respect to participants who were receiving benefits hereunder as of April 1, 2012 or who were vested in their benefits hereunder as of April 1, 2012.

SECTION 1 DEFINITIONS
1.1    “Benefits Committee” shall mean the Benefits Committee appointed by the Board or its successor.

1.2	“Board” shall mean the Board of Directors of Barnes Group Inc., or its successor.

1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended, as or it may be amended from time to time.

1.4    “Committee” shall mean the Compensation and Management Development Committee of the Board or its successor.

1.5    “Company” shall mean Barnes Group Inc. and each subsidiary and affiliated corporation that has adopted the Plan for the benefit of one or more employees.

1.6	“Participant” shall have the meaning set forth in Section 3.

1.7    “Plan” shall mean the Barnes Group Inc. Supplemental Executive Retirement Plan, as amended and set forth herein or in any amendment hereto.

1.8    “Qualified Plan” shall mean the Barnes Group Inc. Salaried Retirement Income Plan as amended and in effect from time to time, a pension plan which is intended to satisfy the requirements for qualification under Section 401(a) of the Code.

1.9    “RBEP” shall mean the Barnes Group Inc. Retirement Benefit Equalization Plan, as amended and in effect from time to time.

1.10    “Separation from Service” shall mean a “separation from service” from the Company and all corporations and other trades or businesses aggregated with the Company, as determined under rules set forth in Treasury Regulation section 1.409A-1(h), as in effect from time to time, or a successor thereto. If there is a question as to whether a Participant’s employment has been terminated or his or her employment relationship remains intact on account of the types of absences described in (a), (b), and (c) below, the following rules (to be interpreted consistent with Treasury Regulation section 1.409A- 1(h)) shall apply:

(a)    The employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)    For purposes of this Section 1.10, a leave of absence constitutes a “bona fide” leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(c)    Notwithstanding the foregoing, where (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and (ii) such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period described in paragraph (a) hereof, regardless of whether the Participant retains a contractual right to reemployment, unless the employment relationship is otherwise terminated by the Company or the Participant.

1.11    “Specified Employee” shall mean a “Specified Employee” within the meaning of Treasury Regulation section 1.409A-1(i) as in effect from time to time, as determined in accordance with Section 5 below.

1.12    “Spouse” shall mean the individual to whom the Participant is legally married by civil or religious ceremony under the laws of the state in which the Participant is legally domiciled on the date the determination of whether there is a Spouse is being made.

1.13    “SSORP” shall mean the Barnes Group Inc. Supplemental Senior Officer Retirement Plan, as amended and in effect from time to time.

SECTION 2 PURPOSE OF PLAN
2.1    Purpose. The Plan is intended to provide supplemental retirement benefits to selected executives of the Company. Such benefits shall be payable out of the general assets of the Company. Notwithstanding the foregoing, in the discretion of the Committee, the Company may enter into one or more grantor trusts (sometimes known as “rabbi trusts”) for the purpose of financing part or all of its obligations under the Plan.

SECTION 3 ENTITLEMENT TO A BENEFIT
3.1    Participant’s Entitlement to a Benefit. Subject to Section 6.8, an individual shall be entitled to a benefit under Section 4 of this Plan if he or she (a) meets one of the criteria in (i) or (ii) below and (b) as of April 1, 2012, is (x) receiving benefits hereunder or (y) vested in his or her benefits in accordance with the terms herein:

(a)The individual is an Executive Officer of Barnes Group Inc. (as determined by the Committee) on or after November 16, 1979, who has a Separation from Service (whether as an Officer or as a non-Officer) at or after age 55 with a vested benefit under the Qualified Plan and with 10 or more years of service; or

(b)The individual is an employee of the Company who has been designated to participate in this Plan by the Committee.

The Committee shall determine how “years of service” are determined for purposes of this Plan and, consistent with any applicable written employment or similar agreement between the Company and a Participant, may provide credit for both periods of employment with the Company and affiliates of the Company and other credit.

In no event shall a benefit be provided under this Plan except on account of a Participant’s Separation from Service. (Thus, for example, no benefit shall be paid on account of death, disability, or other reasons.) An individual entitled to a benefit hereunder is a “Participant.”

SECTION 4 BENEFITS
4.1    Benefit Components. The Plan provides a Qualified Plan component, a SSORP component, and a RBEP component, determined in the manner set forth below. A Participant who does not have a Spouse on the date the payment of benefits hereunder actually commences (with regard to Section 5.1) shall receive the Qualified Plan component only. A Participant who has a Spouse on such date shall receive (a) the Qualified Plan component and the SSORP component, if he or she participates in the SSORP, or (b) the Qualified Plan component and the RBEP component, if he or she participates in the RBEP, or (c) the Qualified Plan component, the SSORP component and the RBEP component, if he participates in the SSORP and was designated by the Committee to participate in the RBEP on or after February 8, 2010 and after the date on which he satisfied the age and service conditions to receive a benefit payable upon Separation from Service (as defined in the SSORP) under the SSORP, with “participation” determined by the Committee in the event of any ambiguity.

4.2    Qualified Plan Component. This component shall be the product, determined as of the Participant’s Benefit Commencement Date hereunder, of (a) the Participant’s Qualified Plan Benefit, times (b) one (1.0) minus the 50% contingent annuitant factor applicable under the Qualified Plan for the ages of the Participant and the Participant’s Spouse (or, if the Participant has no Spouse, for an assumed Spouse with the same age as the Participant).

4.3    SSORP Component. This component shall be the product, determined as of the Participant’s Benefit Commencement Date hereunder, of (a) the Participant’s SSORP Benefit, if any, times (b) one (1.0) minus the 50% contingent annuitant factor applicable under the Qualified Plan for the ages of the Participant and the Spouse.

4.4    RBEP Component. This component shall be the product, determined as of the Participant’s Benefit Commencement Date hereunder, of (a) the Participant’s RBEP benefit, if any, times (b) one (1.0) minus the 50% contingent annuitant factor applicable under the Qualified Plan for the ages of the Participant and the Spouse.

4.5    Definition of Terms. For purposes of determining the benefits payable pursuant to this Section 4, the following terms shall have the following meanings:

(a)“Qualified Plan Benefit” shall mean the amount of pension benefit that is or would be payable to the Participant under the Qualified Plan, expressed in the form of a single life annuity, as of the Benefit Commencement Date under this Plan (but not including any amount accrued under the Qualified Plan after a Separation from Service, within the meaning of this Plan, on or after May 30, 2008), whether or not the Participant actually receives his or her Qualified Plan benefits in that form and at that time.

(b)“SSORP Benefit” shall mean the amount of retirement benefit that is or would be payable to the Participant under the SSORP, expressed in the form of a single life annuity, as of the Benefit Commencement Date under this Plan (but not including any amount accrued under the SSORP after a Separation from Service, within the meaning of this Plan, on or after May 30, 2008), whether or not the Participant actually receives his or her SSORP benefits in that form.

(c)“RBEP Benefit” shall mean the amount of retirement benefit that is or would be payable to the Participant under the RBEP, expressed in the form of a single life annuity, as of the Benefit Commencement Date under this Plan (but not including any amount accrued under the RBEP after a Separation from Service, within the meaning of this Plan, on or after May 30, 2008), whether or not the Participant actually receives his or her RBEP benefits in that form.

4.6    Form of Benefit. Except as provided in Sections 4.8 and 4.9, the benefit payable to a Participant under this Plan shall be payable solely in the form of a single life annuity providing monthly payments, with the first payment to be due on the Benefit Commencement Date specified below but actually commencing within the 90-day period beginning on the Benefit Commencement Date (subject to Section 5.1) and ending with the last payment made to the Participant prior to his or her death. Consistent with Section 5.1, any payment due for a month prior to the month in which benefits actually commence shall be paid when benefits actually commence, with no adjustment for interest.

4.7	Benefit Commencement Date. The Benefit Commencement Date under this Plan shall be as follows:

(a)If the Participant is entitled to a SSORP Component, the Benefit Commencement Date for both the Participant’s Qualified Plan Component and SSORP Component shall be the Participant’s “Benefit Commencement Date” under the SSORP;

(b)If the Participant is entitled to a RBEP Component, the Benefit Commencement Date for both the Participant’s Qualified Plan Component and RBEP Component shall be the Participant’s “Benefit Commencement Date” under the RBEP; and

(c)If the Participant is not entitled to either a SSORP or a RBEP Component but is entitled to a Qualified Plan Component, the Benefit Commencement Date for such Component shall be the first day of the month following the day on which the Participant has a Separation from Service, within the meaning of this Plan; provided, however, that if a Participant becomes entitled to a benefit hereunder prior to his or her 55th birthday, the Benefit Commencement Date shall be the first day of the month following the Participant’s 55th birthday.

4.8    Form of Benefit for SSORP, Group II Participants. If a Participant under this Plan is entitled to a SSORP Component and is a Group II Participant in the SSORP, the SSORP Component shall be converted from the form of a single life annuity to a lump sum and then paid in five installments, with the first installment paid within the 90-day period beginning on the Participant’s Benefit Commencement Date specified in Section 4.7 (but subject to Section 5.1) and the last four installments paid on anniversaries of the Benefit Commencement Date. The Participant’s Qualified Plan Component shall be paid in the form of a life annuity, pursuant to the foregoing provisions of this Section 4. Determination of the amounts payable hereunder in installments shall be made by the Committee, in consultation with the Company’s actuary, and in accordance with a methodology that is substantially similar to that used for computing installments under the SSORP. Notwithstanding the foregoing, any installments payable hereunder shall be discontinued, with no installment or other form of payment provided to a beneficiary or any other person, in the event of a Participant’s death before the receipt of five installments.

4.9    Lump Sum Cashout. Notwithstanding the foregoing or any other provisions of the Plan, in the discretion of the Committee, a lump sum may be paid to a Participant within 90 days of the Participant’s Benefit Commencement Date (subject to Section 5.1) in satisfaction of his or her interest under this Plan if the value thereof as of the Participant’s Benefit Commencement Date does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, program, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2). The Committee shall document its decision to make a lump sum payment hereunder on or before the date of the payment.

SECTION 5 SECTION 409A PROVISIONS
5.1    Six-Month Delay Rule. Notwithstanding any provision of this Plan to the contrary, (a) no ”distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a Specified Employee due to a Separation from Service before the date that is six months after the date of such Specified Employee’s Separation from Service; and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service. For the avoidance of doubt, the preceding sentence shall apply to any amount (and only to any amount) to be paid pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code for any reason, including, without limitation, Treasury Regulation section 1.409A-1(a)(5) (relating to welfare benefit plans), Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation section 1.409A-1(b)(9) (relating to separation pay plans), or the “grandfather” rules incorporated in Treasury Regulation section 1.409A-6(a).

5.2    Specified Employees. If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”) is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 5.1 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, each Participant irrevocably (a)

consents to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Participant’s consent to such Different Identification Method or Different Election is not legally effective.

5.3    Installments Rule. If any Participant or beneficiary has any right under this Plan to “a series of installment payments that is not a life annuity” (within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii)), then such right shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A- 2(b)(2)(iii).

5.4    General 409A Provisions. Any compensation that may be paid or provided pursuant to this Plan is intended to qualify for an exclusion from Section 409A of the Code or to comply with Section 409A of the Code, so that none of such compensation will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intention, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company and any other person or entity with any responsibility for the Plan (including, but not limited to, the Board) do not represent, warrant or guarantee that any compensation that may be paid or provided pursuant to this Plan will not be includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor do the Company and other persons and entities with any responsibility for the Plan make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan. If, notwithstanding the foregoing, amounts are includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, the payment of benefits will be accelerated to the extent determined by the Committee and permitted by Treasury Regulation section 1.409A-3(j)(vii).

SECTION 6 ADMINISTRATION AND GENERAL PROVISIONS

6.1    Administration. The Committee shall have full power and authority to interpret and construe the terms of this Plan, and to administer it, and the Committee's interpretations and construction thereof, and actions thereunder, including, but not limited to determining the amount or recipient of any benefits to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Board, the Committee, the Benefits Committee, their individual members, and such persons’ agents and representatives of the Board shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.

6.2    Expenses of Administration. All expenses incurred in connection with the execution of this Plan and in carrying out the provisions hereof shall be paid by the Company.

6.3    Information from Participant. Each Participant shall furnish to the Company such information as the Company may reasonably request for purposes of the proper administration of the provisions of this Plan.

6.4    No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and a Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Participants, with or without cause. Any benefit payable under this Plan shall not be deemed salary, earnings, or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of the Company for the benefit of its employees.

6.5	Restrictions on Alienation and Assignment. Neither a Participant nor any other person having or claiming to have an interest under this Plan shall have the right to assign, transfer, hypothecate, encumber, commute or anticipate any interest in any payments hereunder, and such payments shall not in any way be subject to any legal process to levy upon or attach the sum for payment of any such claim against the Participant or other person.

6.6    Facility of Payment. If the Committee shall find, upon receipt of medical evidence or legal representations satisfactory to the Committee, that any Participant or other person to whom a benefit is payable is unable to care for such person's affairs because of illness or accident, any payment due hereunder (unless a prior and valid claim therefor shall have been made by a duly appointed guardian, conservator or other legal representative) may be paid to such person’s spouse, child, parent or brother or sister, or to any person or persons determined by the Committee to have incurred expense for such Participant. Any payment shall be a complete discharge of all liability hereunder.

6.7    Failure to Claim Amounts Payable. In the event that any amount shall become payable hereunder to a person and, after written notice from the Company mailed to such person's last known address as shown in the Company's records and after diligent effort, the Company is unable to locate such person, the Company shall apply to a court of competent jurisdiction for direction as to the distribution of such amount.

6.8    Amendment and Termination. The Board reserves the right to amend and/or terminate the Plan at any time for whatever reasons it may deem appropriate (or for no reason), except that no such amendment or termination shall adversely affect the benefits payable to any person who has begun to receive benefits hereunder and no such amendment or termination may accelerate or defer the payment of compensation except as permitted by Section 409A of the Code.

6.9    Gender and Number. All the words and terms used herein, regardless of the number and gender in which they shall be used, shall be deemed to include any other number, singular and plural, and any other gender, masculine and feminine, as the context may require.

6.10    Law Applicable. This Plan shall be governed by the laws of the State of Connecticut to the extent not superseded by federal law.

6.11    Delegation of Authority. The Board, the Committee, and the Benefits Committee may delegate the responsibilities allocated to them under the terms of this Plan to others, including, but not limited to, a Board delegation to the Committee or the Benefits Committee, a Committee or Benefits Committee delegation to one or more members, and a delegation by the Board or one of the committees to Company employees. As long as the delegation is lawful, neither an employee nor any other person shall have the right to raise any questions relating to such delegation of authority and responsibility for interpreting, construing, and administering the Plan.

6.12    Releases. Any provision of this Plan to the contrary notwithstanding, each payment to a person hereunder shall be contingent on the person having executed and delivered to the Company, at such time and times in advance of the payment date as the Committee or its delegate may specify, any covenant agreement and release of claims that the Committee or its delegate may require, and on any such covenant and release of claims having become irrevocable by their terms in advance of the payment date. Without limiting the generality of the foregoing, the Committee or its delegate may require a covenant and release to be executed and delivered to the Company within a specified period of time following the Participant’s Separation from Service, and another release to be executed and delivered to the Company within a specified period of time following another event or date as the Committee or its delegate may specify. Amounts not paid hereunder due to a failure to execute any covenant or release required by the Committee shall be treated as forfeited.